EXHIBIT 10.1

SUMMARY OF COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS

As of January 1, 2018, non-employee directors are entitled to receive stock-based and cash compensation for their service on the Board of Directors as follows:

Stock-Based Compensation:
Effective immediately before the 2018 Annual Meeting of Shareholders, each non-employee director will receive an annual grant of fully-vested shares of our common stock with a fair value of $47,500, other than the Chairman of the Board, who will receive a fully-vested stock grant with a fair value of $70,000.

Cash Compensation:
Each non-employee director receives an annual cash retainer of $42,500, other than the Chairman of the Board, who receives an annual cash retainer of $65,000, in each case payable quarterly.

Additional cash compensation for participation on Board committees is also paid quarterly. The Chair of the Audit Committee receives an annual cash retainer of $15,000, while other members of the Audit Committee receive $5,000. The Chairs of the Nominating and Governance, Compensation, and Strategic Planning Committees each receive an annual cash retainer of $10,000. Other members of the Compensation Committee receive an annual cash retainer of $3,000, while each member of the Nominating and Governance Committee and the Strategic Planning Committee receives an annual retainer of $2,000.